Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

CID HoldCo, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock	(1)	Other	2,032,521	$4.17	$8,475,612.57	0.0001531	$1,297.62

Total Offering Amounts:							$8,475,612.57		1,297.62
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$1,297.62

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares of common stock, par value $0.001 per share, of CID HoldCo, Inc. (the “Company”), which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without consideration which results in an increase in the number of the Company’s outstanding shares of common stock.

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act. The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices for the common stock as reported on the Nasdaq National Market LLC on September 2, 2025.

Represents additional shares of common stock of the Company issuable under CID HoldCo, Inc. 2024 Equity Incentive Plan, as may be amended or restated from time to time (the “Plan”). Shares of common stock issuable under the Plan include awards of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based awards.